Exhibit 10.2

2011 Brunswick Performance Plan (BPP)
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Key managers identified on an individual basis.
Performance Period	2011 fiscal year.
Performance Measures
Funding based 100% on achievement against the following financial measures as of the end of the performance period.

▪ For Corporate-level employees,
✓ 25% based on Earnings Per Share (EPS),
✓ 25% based on overall Brunswick Free Cash Flow (“FCF”),
✓ 12.5% based on Mercury Marine Earnings Before Interest and Taxes (EBIT),
✓ 12.5% based on Boat Group EBIT, weighted 80% BBG (excl. Hatteras & Sealine), 10% Hatteras, and 10% Sealine
✓ 12.5% based on Life Fitness EBIT, and
✓ 12.5% based on Bowling & Billiards EBIT

▪ For Division leaders,
✓ 25% based on EPS,
✓ 25% based on overall Brunswick FCF, and
✓ 50% based on applicable division EBIT

FCF is defined as cash flow from operating and investing activities excluding the impacts related to changes in investment balances and purchases of marketable securities.

FCF, EPS and EBIT results for the year will be adjusted for:
• Restructuring costs (including debt extinguishment costs) and associated savings - variance from budget.
• Acquisition or sale of “strategic” assets.
• Impact of any “extraordinary” accounting charges (GAAP definition) or charges related to changes in accounting principles.

Payments will be capped at 200% of target payout.

Funding Review and Approval
The following steps will be taken to review and approve funding:

▪ CFO will review performance to evaluate required accruals;
▪ CEO will review performance at end of performance period and recommend funding to Human Resources and Compensation Committee as appropriate; and
▪ Human Resources and Compensation Committee will review and approve funding as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percent of salary and covered salary (actual paid for year).

Individuals must be employed at the end of the performance period to receive an award.  Those terminating due to death, permanent and total disability or plant shutdown will be eligible to receive individual awards at the discretion of the CEO and Chief Human Resources Officer.  Any awards payable in the event of termination due to death, permanent disability or plant shutdown shall be subject to the achievement of the applicable performance conditions and shall be paid as specified under “Timing and Form of Award Payments.”

Timing and Form of Award Payments
In 2012, after financial results are confirmed and appropriate approvals are obtained; provided, however, that any such award shall be paid no later than March 15, 2012.  Payment may be made in cash, shares of Brunswick common stock, or in a combination of cash or stock, as determined by the Committee.

Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Committee.

Additional Terms & Conditions
Payment of any bonus is in the sole discretion of the Human Resources and Compensation Committee.  The Committee may modify, revise, discontinue, cancel or terminate this plan or any payments associated with this plan at any time, without notice.